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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

NGL Energy Partners LP
Tulsa, Oklahoma

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-3 of NGL Energy Partners LP for the registration of common units representing limited partner interests of:

  (i)
  our report dated November 3, 2011, with respect to the combined financial statements of SemStream, LP Non-Residential Division as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010,

  (ii)
  our report dated September 27, 2013, with respect to the consolidated financial statements of Oilfield Water Lines, LP as of December 31, 2012 and for the period from inception (August 6, 2012) to December 31, 2012,

  (iii)
  our report dated September 27, 2013, with respect to the financial statements of High Roller Wells Pearsall SWD No. 1, Ltd. for the period from January 1, 2012 through August 28, 2012,

  (iv)
  our report dated September 27, 2013, with respect to the financial statements of High Roller Wells Karnes SWD No. 1, Ltd. for the period from inception (March 14, 2012) through December 4, 2012,

  (v)
  our report dated September 27, 2013, with respect to and the financial statements of Lotus Oilfield Services, LLC for the period from January 1, 2012 to December 27, 2012.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP
Dallas, TX

February 19, 2014

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm